AGREEMENT

between

(1) tbg Technologie-Beteiligungs-Gesellschaft mbH, with its registered seat in Bonn, registered in the commercial register of the local court Bonn under HRB 4990, Ludwig-Erhard-Platz 3, 53179 Bonn, Germany hereafter referred to as tbg

(2)   DNAPrint genomics, Inc., 900 Cocoanut Avenue, Sarasota, Florida 34236, USA

                                          hereafter referred to as the Purchaser

         and

(3) Biofrontera AG, with its registered seat in Leverkusen, registered in the commercial register of Cologne under HRB 49717, Hemmelrather Weg 201, 51377 Leverkusen, Germany

                                         hereafter referred to as Biofrontera AG

Preamble:

Biofrontera AG is a German stock corporation. As of the date of the signing of this agreement the share capital of Biofrontera AG amounts to EUR 1,862,869 and is divided into 1,862,869 non-par value shares with a proportional amount of the share capital of EUR 1.00 each. The shares are in registered form and not certified; no single or multiple share certificates have been issued.

tbg holds 89,880 preferred shares class A in Biofrontera AG. Biofrontera AG intends - with the consent of the holders of the preferred shares class A and B and the consent of Biofrontera AG's general meeting - to convert all preferred shares class A and B into common shares. All shares held by tbg - as of the date of the signing of this agreement and after the conversion of the preferred shares class A into common shares - are referred to as the tbg-Shares.

tbg entered into a participation agreement with the legal predecessor of Biofrontera AG, the BioFrontera Pharmaceuticals GmbH, concerning the formation of a silent partnership about DM 2 mill. dated 2/10 October 1998 (the Participation Agreement I). Further, tbg entered into a participation agreement with the legal predecessor of Biofrontera AG, BioFrontera Pharmaceutical GmbH concerning the formation of another silent partnership about DM 3 mill. dated 2/10 October 1998 (the Participation Agreement II). Finally, tbg entered into a third participation agreement with Biofrontera AG concerning the formation of a third silent partnership about EUR 2,945,800 dated 8 January 2001 (the Participation Agreement III). The Participation Agreement I, II and III are also collectively referred to as the tbg-Participation Agreements. The tbg-Participation Agreements are hereto attached as Annex 1, Annex 2 and Annex 3.

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I.    SALE AND ASSIGNMENT OF THE tbg-SHARES

1.    SALE AND ASSIGNMENT OF THE TBG-SHARES

1.1 tbg herewith irrevocably sells to the Purchaser the tbg-Shares including and together with all ancillary and associated rights of the tbg-Shares. The Purchaser herewith irrevocably accepts the sale of the tbg-Shares.

1.2 Subject to the payment of the Purchase Price, tbg herewith assigns irrevocably to the Purchaser the tbg-Shares including and together with all ancillary and associated rights of the tbg-Shares. The Purchaser accepts herewith the assignment of the tbg-Shares.

1.3 The right to all profits of Biofrontera AG of the current fiscal year and relating to all possible profits of Biofrontera AG incurred in previous fiscal years upon which as of the date of the assignment of the tbg-Shares the shareholders' meeting has not resolved upon shall be sold and assigned as well.

2.    Purchase Price

2.1 The purchase price for each Share shall be EUR 2.00. Hence, the total purchase price for the tbg-Shares is EUR 179,760 (Euro one hundred seventy nine thousand seven hundred sixty) (the Purchase Price).

2.2 The Purchase Price becomes due immediately after the signing of this Agreement. The Purchase Price is to be paid to tbg's bank account, account number 12 2089 4473 at KfW Bankengruppe Frankfurt, bank code 500 204 00.

                  2.3 Should any relevant tax authority or court rule that the sale and assignment of the tbg-Shares set out in Clause 1 is taxable for VAT, the Purchaser agrees to pay the VAT to tbg in accordance with such decision and applicable law.

                  3. Warranty

      As of the date of the signing of this Agreement and as of the date on which the title to the tbg-Shares is transferred, tbg guarantees the correctness and completeness of the following statements by means of an independent guarantee promise within the meaning of section 311 para 1 of the German Civil Code, hereafter referred to as the BGB, which - according to the parties' expressed intentions - does not constitute a guarantee for the quality of the tbg-Shares within the meaning of sections 443 para 1 alternative 1, 444 alternative 2 of the BGB but a promise which is made from the start only with the content restricted to the following:

      (a) tbg has full legal title to the tbg-Shares. The tbg-Shares are not encumbered with third party's rights (except for obligations under the agreements referred to in Subclause 8.3).

      (b) The tbg-Shares have been fully paid up and the capital contributions have not been paid back.

II.   SALE AND TRANSFER OF THE INTEREST IN SILENT PARTNERSHIPS

4.    Sale and transfer of the silent partnerships

4.1 tbg herewith irrevocably sells to the Purchaser all its interests in the silent partnerships with Biofrontera AG pursuant to the tbg-Participation Agreements, i.e. tbg sells any and all of its rights and obligations pursuant to or in connection with the tbg-Participation Agreements including any claims on profit sharing, interests and one-time considerations. The Purchaser accepts the sale.

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4.2   Subject to the payment of the S-Purchase Price tbg herewith irrevocably transfers to the Purchaser all its interests in the silent partnerships pursuant to the tbg-Participation Agreements, i.e. tbg transfers any and all of its rights and obligations pursuant to or in connection with the tbg-Participation Agreements including any claims on profit sharing, interests and one-time considerations. The Purchaser accepts the transfer.

4.3 The sale and transfer shall include any and all current and future, including contingent claims of tbg vis-a-vis Biofrontera AG under or in connection with the tbg-Participation Agreements.

4.4   Biofrontera AG consents to the transfers.

5.    S-Purchase Price

5.1 The purchase price for the sale and transfer of the interests in the silent partnerships pursuant to Clause 4 shall be EUR 1,320,240 (Euro one million three hundred twenty thousand two hundred forty) (the S-Purchase Price). The part purchase price for the interest in the silent partnership pursuant to the Participation Agreement I is EUR 245,300.59, for the interest in the silent partnership pursuant to the Participation Agreement II is EUR 368,082.91 (he S-II-Purchase Price) and for the interest in the silent partnership pursuant to the Participation Agreement III is EUR 706,856.50.

5.2 The S-Purchase Price except for the S-II-Purchase Price becomes due without undue delay after the signing of this Agreement. The S-II-Purchase Price becomes due without undue delay after the consent requirement pursuant to Clause 8.4 has been fulfilled. The S-Purchase Price is to be paid to tbg's bank account as provided in Clause Error! Reference source not found..

5.3 Should any relevant authority or court rule that the sale and transfer of the interests in the silent partnerships pursuant to Clause 4 are taxable for VAT, the Purchaser agrees to pay the VAT to tbg in accordance with such decision and applicable law.

6.    Warranties regarding the silent partnerships

      As of the date of the signing of this Agreement and as of the date on which the title to the interests in the silent partnerships pursuant to Clause 4 is transferred, tbg guarantees the correctness and completeness of the following statements by means of an independent guarantee promise within the meaning of section 311 para 1 of the BGB, which - according to the parties' express intention - does not constitute a guarantee for the quality of the silent partnerships within the meaning of sections 443 para 1 alternative 1, 444 alternative 2 of the BGB but a promise which is made from the start only with the content restricted to the following:

      (a) Except for the tbg-Participation Agreements and the agreements listed in Sublcause 8.3 tbg has no further agreements with Biofrontera AG in relation to the silent partnerships and the tbg-Shares.

      (b) Each of the tbg-Participation Agreements was validly entered into and has not been terminated by either party.

      (c) tbg is the owner of each of the interests in the silent partnerships pursuant to the respective Participation Agreement I, II or III and has not disposed of any rights or claims which are sold and transferred pursuant to Clause 4.

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      (d)   tbg as silent partner has paid out to Biofrontera AG the capital contributions of DM 2 mill., DM 3 mill. and EUR 2,945,800 respectively, these capital contributions have been transferred to Biofrontera AG's assets and have not been paid back in any way.

      (e) No further warranties and guarantees are granted. In particular, tbg does not warrant Biofrontera AG's solvency and the value of the interests in the silent partnerships.

III.  JOINT PROVISIONS

7.    Confirmation

      The Purchaser herewith confirms that to the best of his knowledge the funds which will be transferred in fulfilment of the Purchase Price and the S-Purchase Price do not originate from one of the crimes listed in section 261 of the German Criminal Code.

8.    Consent Requirement/ Assignment of Contract

8.1 The parties acknowledge that the consent of Biofrontera AG pursuant to Clause 8 (3) of Biofrontera AG's articles of association to the assignment of the tbg-Shares has been given. A copy of the consent is attached as Annex 4.

8.2 The parties acknowledge that the general meeting of Biofrontera AG has consented to the transfer of the Participation Agreements. A copy of the consent is attached as Annex 5.

8.3 The parties acknowledge further that all parties to the "Shareholders' Agreement" dated 3 July 2003, the "Amendment to Shareholders' Agreement dated 3 July 2003" dated July 2003, the "Investment Agreement" dated 3 July 2003 and the "Amendment to Investment Agreement dated 3 July" dated 19 December 2003 have waived their rights of first refusal, tag-along-rights, blocking rights and further rights they might have in connection with the sale and transfer of the tbg-Shares by the tbg to the Purchaser. A copy of the Amendment to Shareholders' Agreement/Investment Agreement and Loan Agreement is attached as Annex 6 to this Agreement.

8.4 The parties to this Agreement acknowledge further that tbg needs the approval of the State Ministry of Economic Affairs and Employment for the transfer of the interest in the silent partnership pursuant to the Participation Agreement II. Thus, the parties agree that Clauses 4, Error! Reference source not found. and 6 shall only become effective with respect to the transfer of the interest in the silent partnership pursuant to the Participation Agreement II with the receipt of the consent of the State Ministry of Economic Affairs and Employment to the Purchaser.

9.    Final Provision

9.1 tbg and Biofrontera AG agree that there are no further claims or rights of tbg vis-a-vis Biofrontera AG in connection with the tbg-Shares or the interests in the silent partnerships as sold and transferred pursuant to Clause 4 if the sale and transfer of the tbg-Shares and the interests in the silent partnerships pursuant to Clause 4 has been completed.

9.2 Each party shall bear its own costs and expenses in connection with this Agreement, if any.

9.3 This Agreement is governed by and shall be construed in accordance with the German law. To the extent legally permissible, jurisdiction for all disputes arising out of, or in connection with this Agreement shall be with the competent courts in Frankfurt am Main, Germany.

9.4 The parties irrevocably waive their right to seek dissolution or to claim the nullity of this Agreement after it has been completed.

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9.5   Amendments and additions to this Agreement are only effective if made in writing, to the extent that notarisation is not required. The written form requirement also applies to any waivers, including a waiver of the written form requirement.

9.6 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9.7 Should individual terms of this Agreement be or become invalid or unenforceable or should this Agreement contain gaps, the validity of the remaining terms of the Agreement shall remain unaffected and in place of the invalid, unenforceable or missing terms a valid term on which the parties would have reasonably agreed, had they been aware at the signing of this Agreement that the relevant term was invalid, unenforceable or missing, shall be deemed to have been agreed upon. Should a term of this Agreement be or become invalid because of the scope of performance for which it provides then the agreed scope of performance shall be amended to correspond with the extent legally permitted.

9.8   The German version of this Agreement is conclusive.

                                   /s/ Michael Steinmetzer
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      Ort/Datum                    tbg Technologie-Beteiligungs-Gesellschaft mbH

                                   /s/ Richard Gabriel
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      Ort/Datum                    DNAPrint genomics, Inc.

                                   /s/ Herman Luebbert
      ------------------------     ---------------------------------------
      Ort/Datum                    Biofrontera AG